Rydex S&P Midcap 400 Pure Value ETF  Footnote 6.Legal Proceedings Lyondell.

In December 2011, Rydex ETF Trust was named as a defendant in Weisfelner, as Trustee of the LB Creditor Trust, v. Fund 1 (In re Lyondell
Chemical Co.), Adv. Pro. No. 104609 (Bankr. S.D.N.Y.).

Similar to the claims made in the Tribune matter, the Weisfelner complaint seeks to have set aside and recovered as fraudulent transfers from former Lyondell Chemical Company (Lyondell) shareholders the consideration paid to them pursuant to the cash out merger of Lyondell shareholders in connection with the combination of Lyondell and Basell AF in 2007. Lyondell filed for bankruptcy in 2008.

A motion to dismiss is currently pending before the Bankruptcy Court.

This lawsuit does not allege any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust received cash proceeds from the merger in the following amounts Rydex S&P Midcap 400 Pure Value ETF Fund $572,640. At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of this lawsuit or the effect, if any, on the Funds net asset value.


Guggenheim S&P 500 Equal Weight Consumer Discretionary Fund Footnote 6. Legal Proceedings Tribune Company.


Rydex ETF Trust has been named as a defendant and a putative member of the proposed defendant class of shareholders in the case entitled Kirschner v. FitzSimons, No. 122652 (S.D.N.Y.) (formerly Official Committee of Unsecured Creditors of Tribune Co. v. FitzSimons, Adv. Pro. No. 1054010 (Bankr. D. Del.)) (the FitzSimons action), as a result of ownership of shares by certain series of the Rydex ETF Trust in the Tribune Company (Tribune) in 2007, when Tribune effected a leveraged buyout transaction (LBO) by which Tribune converted to a privatelyheld company. In his complaint, the plaintiff has alleged that, in connection with the LBO, insiders and shareholders were overpaid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave the Tribune Company insolvent. The plaintiff has asserted claims against certain insiders, major shareholders, professional advisers, and others involved in the LBO. The plaintiff is also attempting to obtain from former Tribune shareholders, including Rydex ETF Trust, the proceeds they received in connection with the LBO.

In June 2011, a group of Tribune creditors filed multiple actions against former Tribune shareholders involving state law constructive fraudulent conveyance claims arising out of the 2007 LBO (the SCLFC actions). Rydex ETF Trust has been named as a defendant in one or more of these suits.
In those actions, the creditors seek to recover from Tribunes former shareholders the proceeds received in connection with the 2007 LBO.
The FitzSimons action and the SLCFC actions have been consolidated with the majority of the other Tribune LBOrelated lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11md2696 (S.D.N.Y.) (the MDL Proceeding).

On September 23, 2013, the District Court granted the defendants omnibus motion to dismiss the SLCFC actions, on the basis that the creditors lacked standing. On September 30, 2013, the creditors filed a notice of appeal of the September 23 order. On October 28, 2013, the defendants filed a joint notice of crossappeal of that same order.

On November 20, 2013, the District Court ordered the parties in the FitzSimons action to meet and confer regarding a potential protocol for the briefing and argument of motions to dismiss to be filed in that action.
None of these lawsuits alleges any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust held shares of Tribune and tendered these shares as part of Tribunes LBO Guggenheim S&P 500 Equal Weight Consumer Discretionary Fund (the Fund). The value of the proceeds received by the foregoing Fund was $249,481. At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.


Guggenheim S&P 500 Pure Value ETF  Footnote 6. Legal Proceedings
Tribune Company.


Rydex ETF Trust has been named as a defendant and a putative member of the proposed defendant class of shareholders in the case entitled Kirschner v. FitzSimons, No. 122652 (S.D.N.Y.) (formerly Official Committee of Unsecured Creditors of Tribune Co. v. FitzSimons, Adv. Pro. No. 1054010 (Bankr. D. Del.)) (the FitzSimons action), as a result of ownership of shares by certain series of the Rydex ETF Trust in the Tribune Company (Tribune) in 2007, when Tribune effected a leveraged buyout transaction (LBO) by which Tribune converted to a privatelyheld company. In his complaint, the plaintiff has alleged that, in connection with the LBO, insiders and shareholders were overpaid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave the Tribune Company insolvent. The plaintiff has asserted claims against certain insiders, major shareholders, professional advisers, and others involved in the LBO. The plaintiff is also attempting to obtain from former Tribune shareholders, including Rydex ETF Trust, the proceeds they received in connection with the LBO.

In June 2011, a group of Tribune creditors filed multiple actions against former Tribune shareholders involving state law constructive fraudulent conveyance claims arising out of the 2007 LBO (the SCLFC actions). Rydex ETF Trust has been named as a defendant in one or more of these suits.
In those actions, the creditors seek to recover from Tribunes former shareholders the proceeds received in connection with the 2007 LBO.

The FitzSimons action and the SLCFC actions have been consolidated with the majority of the other Tribune LBOrelated lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11md2696 (S.D.N.Y.) (the MDL Proceeding).

On September 23, 2013, the District Court granted the defendants omnibus motion to dismiss the SLCFC actions, on the basis that the creditors lacked standing. On September 30, 2013, the creditors filed a notice of appeal of the September 23 order. On October 28, 2013, the defendants filed a joint notice of crossappeal of that same order.

On November 20, 2013, the District Court ordered the parties in the FitzSimons action to meet and confer regarding a potential protocol for the briefing and argument of motions to dismiss to be filed in that action.

None of these lawsuits alleges any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust held shares of Tribune and tendered these shares as part of Tribunes LBO Guggenheim S&P 500 Pure Value ETF
(the Fund). The value of the proceeds received by the foregoing Fund was $197,050. At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.